Exhibit 99.1

Biohaven Reports Fourth Quarter and Full Year 2023 Financial Results and Recent Business Developments

•Driving clinical, regulatory, and operational excellence across five innovative platforms focused on immunology, neuroscience, and oncology:
◦Portfolio targeting large indications including obesity, epilepsy, bipolar disorder, depression, obsessive-compulsive disorder (OCD), migraine, pain, Alzheimer's disease, Parkinson's disease, multiple sclerosis, rheumatoid arthritis, and cancer. Also advancing potential novel treatments for rare autoimmune and inflammatory diseases, including myasthenia gravis, cardiomyopathy, spinal muscular atrophy (SMA) and IgA nephropathy.
•Pivotal clinical data milestones expected across three distinct programs:
◦First-in-human Phase 1 study with BHV-1300 initiated in 1Q 2024. Preliminary immunoglobulin G (IgG) lowering data from the single ascending dose (SAD) portion of the study expected in late 1Q 2024/early 2Q 2024. The MAD portion of the study is being planned in a relevant patient population with the possibility of benefit from BHV-1300.
◦Phase 3 database lock for interim efficacy analysis with troriluzole in OCD remains on schedule for 1Q 2024, with results expected in 2Q 2024.
◦Phase 3 topline data in ongoing fully enrolled SMA study with taldefgrobep expected 2H 2024.
•Multiple trial initiations and Investigational New Drug (IND) filings projected over next three years present potential for continued growth and value creation.

NEW HAVEN, Conn., Feb 29, 2024 /PRNewswire/ – Biohaven Ltd. (NYSE: BHVN) (Biohaven or the Company), a global clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of life-changing therapies to treat a broad range of rare and common diseases, today reported financial results for the fourth quarter and full year ended December 31, 2023, and provided a review of recent accomplishments and anticipated upcoming developments.

Vlad Coric, M.D., Chairman and Chief Executive Officer of Biohaven, commented, "We embarked on a bold execution plan after completing our spin-off, re-emerging as a separate entity focused on immunology, neuroscience, and oncology. In just over a year’s time, we made tremendous strides in progressing our programs, providing impressive and supportive pre-clinical and clinical outcomes for our key stakeholders, including patients, who may gain access to differentiated drugs for difficult to treat medical conditions.

Today we are focused on delivering outcomes across five platforms spanning inflammation and immunology, ion channel modulation, myostatin inhibition, glutamate modulation, and oncology. In the year ahead, we expect to deliver potentially groundbreaking data across three distinct programs. In the near-term, we expect to report first-in-human Phase 1 IgG lowering data with our pan-IgG degrader, BHV-1300, with broad potential application. Given the profoundly deep and rapid reduction in IgG levels observed in non-human primate studies, unique ability to co-administer with Fc-containing biologics, ease of self-administration, and favorable toxicology profile observed to date, we are eagerly awaiting the proof-of-concept human data. We also plan to report OCD Phase 3 topline data in the second quarter of 2024 from an interim analysis with our glutamate modulating agent, troriluzole. There has been little to no innovation in advancing treatments for this disorder in decades and a win in this Phase 3 trial would be a substantial clinical success for the three million patients across the OCD community, many of whom are plagued by debilitating intrusive thoughts and compulsions. And finally, we’re expecting Phase 3 topline data in the second half of the year with our anti-myostatin compound, taldefgrobep alfa, for patients with SMA.

Dr. Coric continued, "Beyond data expectations, we are excited with the progress made across the balance of our portfolio, starting with our Kv7 ion channel activation program, where we have operationalized over 110 clinical trial sites in our focal epilepsy trials and are advancing development programs in generalized epilepsy, bipolar disorder, and major depressive disorder. Excitement is also mounting for the potential of taldefgrobep alfa in weight loss, a compound that we believe will maintain and grow muscle mass as a means of helping to address the global obesity crisis. We also expect to deliver additional trial initiations across our broad IgG degrader program targeting both large indications and rare autoimmune/inflammatory diseases, TYK2/JAK1 inhibition in neuroinflammatory disorders, TRPM3 antagonism initially in migraine and neuropathic pain, and with our antibody drug conjugates program in an array of oncology indications. We are passionate about helping patients in need, and excited about our portfolio, the skilled drug development team we have in place, and the vast opportunity in the year ahead."

Full Year and Recent Business Highlights

Ion Channel Platform - Milestones and Next Steps:

Kv7 Ion Channel Activation: Epilepsy & Neuropsychiatric Indications
BHV-7000, the lead asset from the Kv7 platform, is a selective activator of Kv7.2/Kv7.3, a key ion channel involved in regulation of neuronal signaling and hyperexcitability.

•Reported BHV-7000 Phase 1 study results: In December 2023, the Company reported full results from the BHV-7000 Phase 1 SAD and multiple ascending dose (MAD) studies examining doses up to 120mg daily, demonstrating BHV-7000 was well-tolerated at all doses studied without the typical central nervous system (CNS) adverse effects associated with other anti-seizure medications (ASMs), such as somnolence and cognitive/mood disturbances. Results were consistent with previously reported preclinical data demonstrating BHV-7000's lack of GABAA receptor activation and lack of adverse impacts on neurobehavior in preclinical testing.
•Demonstrated CNS target engagement: In December 2023, the Company reported additional data from a Phase 1 electroencephalogram (EEG) biomarker study, where BHV-7000 demonstrated dose-dependent target engagement in the brain as shown by dose-dependent effects on EEG spectral power across all frequency bands. While changes in spectral power were observed across all frequency bands with BHV-7000, the minimal impact on slower frequencies (i.e., delta) is consistent with the low incidence of CNS adverse events observed in the BHV-7000 Phase 1 SAD/MAD studies. EEG delta activity is associated with somnolence, an undesirable CNS adverse event commonly reported with other ASMs.
•Developed once-daily formulation: In September 2023, the Company announced it had formulated an extended release, once-a-day tablet designed to achieve target therapeutic concentrations (25mg, 50mg and 75mg). This dosing approach with a Kv7 activator will allow for assessment of distinct target concentrations over a wide range, above and below projected efficacious EC50 drug concentrations, not previously feasible with drugs in this class.
•Sites operationalized: In January 2024, the Company completed its End-of-Phase 2 meeting with FDA to advance to Phase 3 trials and announced that more than 110 global clinical sites have been selected in the ongoing focal epilepsy trial, with enrollment planned for 1Q 2024.
•Upcoming trial initiations: The Company expects to initiate Phase 2/3 programs in focal epilepsy in 1Q 2024 and in generalized epilepsy in 2Q 2024; the Company also expects to initiate a Phase 2 study in major depressive disorder and a Phase 2/3 study in bipolar disorder in 1H 2024.

TRPM3 Ion Channel Antagonism: Migraine & Neuropathic Pain
BHV-2100 is an oral, selective TRPM3 antagonist offering a novel, non-addictive treatment for migraine and neuropathic pain
•Phase 1 study data supports evaluation in acute migraine: In January 2024, the Company detailed preliminary pharmacokinetic (PK) and safety data from an ongoing Phase 1 study; in the study, BHV-2100 was rapidly absorbed, achieved 90% inhibitory concentrations within one hour, and was well tolerated at projected therapeutic concentrations
•Upcoming trial initiations: The Company expects to initiate a BHV-2100 Phase 2 study in acute migraine in 2H 2024 and conduct a POC study for neuropathic pain in 2H 2024.

Inflammation and Immunology Platform - Milestones and Next Steps:

Targeted Extracellular Protein Degradation:
Molecular Degraders of Extracellular Proteins (MoDEs™) uniquely harness the hepatic ASGPR receptor for efficient and safe removal of circulating pathogenic targets; BHV-1300, is an IgG degrader
•Reported on progress with BHV-1300: The Company has demonstrated the effect of a single dose of BHV-1300 in lowering IgG in nonhuman primates (NHPs), previously reporting over 75-80% reduction of IgG levels from baseline in three days. These data compare favorably to other IgG targeting agents, such as the FcRn inhibitor efgartigimod, where reduction of IgG levels, following a single dose, was shown to be approximately 50% in 5-7 days. In September 2023, the Company announced positive multiple dose, pharmacodynamic (PD) data from a NHP study with BHV-1300 demonstrating dose-dependent reductions of over 90% in IgG levels from baseline, suggesting the potential for achieving greater efficacy with finely calibrated, deeper IgG reductions as compared with existing standard of care FcRn targeting treatments.
•Demonstrated potential for same-day, co-administration with Fc-containing biologics: In January 2024, the Company presented new NHP data demonstrating that Biohaven’s IgG degrader technology allows for co-administration with Fc-containing biologics; PK of Humira® was unaltered after being dosed 12 hours after BHV-1300 administration.
•Reported preclinical pharmacodynamic data with single dose of BHV-1310: In January 2024, the Company showed that a next generation and optimized IgG degrader, BHV-1310, allowed for much deeper 90% reductions in IgG after a single dose. Given the deep and rapid reductions observed, the Company believes BHV-1310 may have potential application in acute settings.
•Unveiled plans for BHV-1600: next-generation, selective degrader targeting β1-AR autoantibodies: In January 2024, the Company reported preclinical data demonstrating degradation of anti-β-1AR antibody in mice. The Company expects to file an IND application and initiate a first-in-human Phase 1 study in 2H 2024. BHV-1600 will initially be evaluated in patients with dilated cardiomyopathy.
•Near-term data expected: The Phase 1 SAD study examining BHV-1300 in healthy subjects was initiated in 1Q 2024 and the Company expects preliminary results in late 1Q 2024/early 2Q 2024. The FDA indicated that the MAD assessment of BHV-1300 should be performed in a relevant patient population. Upon completion of the SAD study, Biohaven is planning the MAD portion of the study in a relevant patient population with the possibility of benefit from BHV-1300.
•Upcoming trial initiations: A total of 4 INDs are expected for the degrader program in 2024.

TYK2/JAK1 Inhibition:
BHV-8000 is an oral, brain-penetrant, selective TYK2/JAK1 inhibitor with broad potential for neuroinflammatory and neurodegenerative disorders
•Successfully completed single ascending dose cohorts; advanced multiple ascending dose cohorts in ongoing Phase 1 study of TYK2/JAK1 inhibitor, BHV-8000: In January 2024, the Company provided a program update for the ongoing Phase 1 study designed to evaluate the safety, tolerability, PK and PD of single and multiple ascending doses of BHV-8000 in healthy volunteers. The SAD cohorts have now completed dosing (10, 20 and 30 mg); in the MAD cohorts, the Company completed up to the 20 mg dose. Based on the preliminary data available, projected therapeutic concentrations of BHV-8000 were achieved and BHV-8000 was well tolerated with only mild adverse events reported.
•Upcoming trial initiations: The Company expects to initiate a Phase 2 study in multiple sclerosis in 2H 2024, a Phase 2a study in prevention of amyloid therapy induced ARIA in 2H 2024, and Phase 2/3 studies in early Parkinson's disease and early Alzheimer's disease in 2H 2024.

Myostatin Platform - Milestones and Next Steps:
Taldefgrobep alpha is a novel myostatin inhibitor optimized to target myostatin and associated signaling pathways of muscle growth. Taldefgrobep also has promise as a potential treatment for obesity and, in preclinical models as well as preliminary healthy human studies, has demonstrated meaningful reductions in fat mass, the primary pathogenic tissue in obesity, while increasing lean mass. Biohaven is also studying taldefgrobep in a global Phase 3 study in Spinal Muscular Atrophy to enhance muscle mass and function in patients treated with standard-of-care gene therapy treatments.

•Preclinical data demonstrated taldefgrobep alfa reduces fat and improves lean mass: In October 2023, the Company presented preclinical data demonstrating the ability of taldefgrobep alfa to significantly reduce fat mass while increasing lean mass in an obese mouse model at The Obesity Society's annual ObesityWeek conference.
•Completed enrollment in pivotal Phase 3 study in SMA: In September 2023, the Company announced that it had completed enrollment in RESILIENT, a pivotal Phase 3 study designed to evaluate the efficacy and safety of taldefgrobep as adjunctive therapy to enhance muscle mass and function in SMA patients treated with standard-of-care treatments. In July 2023, the Company announced that taldefgrobep received orphan drug designation (ODD) from the European Commission for the treatment of SMA. Taldefgrobep previously received Fast-Track and ODD from the FDA.
•Topline data expected: The Company expects to announce Phase 3 topline data from the ongoing SMA study in 2H 2024.
•Upcoming trial initiation: The Company expects to initiate a Phase 2 study in patients with obesity in 2Q 2024.

Glutamate Modulation Platform - Milestones and Next Steps:
Troriluzole is a novel glutamate modulator currently being evaluated in Phase 3 trials for obsessive-compulsive disorder as an adjunctive therapy in patients with an inadequate response to existing standard-of-care treatment.

•Topline data from interim analysis in OCD expected in 2Q 2024: In January 2024, the Company shared an update on the ongoing Phase 3 trial in OCD. The Company remains on schedule for a database lock in 1Q 2024, with an interim efficacy analysis expected in 2Q 2024.

•Biohaven has also continued to have constructive dialogue with the FDA regarding its SCA development program and potential future data analyses to address regulatory concerns in the previously issued refuse-to-file decision on its NDA application for SCA3. Biohaven will provide further updates on the SCA development program as warranted by any continued positive progress from the outcome of future regulatory interactions on this topic.

Next-Generation ADC Platform - Milestones and Next Steps:
Biohaven's antibody drug conjugate (ADC) technology is focused on novel conjugation chemistry with the potential to be superior to the current industry standard maleimide and lipophilic click chemistry. BHV-1510 is a TROP2 directed ADC, with a highly differentiated efficacy and safety profile providing an opportunity to broaden therapeutic margin, increase time on treatment, and improve efficacy; BHV-1500 demonstrated superior efficacy to Adcetris® (brentuximab vedotin) and improved survival in a mouse xenograft model.

•Upcoming trial initiations: The Company completed its regulatory interactions to begin first-in-human studies with BHV-1510 (TROP2 directed ADC) and expects to initiate a Phase 1 trial in 2Q 2024. The company also expects to submit an IND for BHV-1500 (next-generation brentuximab ADC) in 2H 2024.

Corporate Updates:
•Public offering: On October 5, 2023, the Company closed its previously announced underwritten public offering of 11,761,363 of its common shares, which included the full exercise of the underwriters' option to purchase 1,534,090 additional shares, at the public offering price of $22.00 per share. The net proceeds raised in the offering, after deducting underwriting discounts and estimated expenses of the offering payable by the Company, were approximately $242.4 million. As of February 26, 2024, we had 81,579,914 common shares outstanding.

Expected Upcoming Milestones:

We believe Biohaven is well positioned to achieve significant, value-creating milestones in 2024 across numerous programs:

Selective Kv7 Activator:
•Initiate BHV-7000 Phase 2/3 program in focal epilepsy in 1Q 2024
•Initiate BHV-7000 Phase 2/3 study in generalized epilepsy in 2Q 2024
•Initiate BHV-7000 Phase 2/3 study in bipolar disorder in 1H 2024
•Initiate BHV-7000 Phase 2 study in major depressive disorder in 1H 2024

Troriluzole:
•Database lock in 1Q 2024 and report troriluzole Phase 3 interim efficacy analysis topline results in OCD in 2Q 2024

Taldefgrobep alfa:
•Initiate taldefgrobep Phase 2 study in obesity in 2Q 2024
•Report taldefgrobep Phase 3 topline results in SMA in 2H 2024

First-in-class TRPM3 Antagonist:
•Initiate BHV-2100 Phase 2 study in acute migraine in 2H 2024
•Conduct BHV-2100 POC study for neuropathic pain in 2H 2024

TYK2/JAK1 Inhibitor:
•Initiate BHV-8000 Phase 2 study in Multiple Sclerosis in 2H 2024
•Initiate BHV-8000 Phase 2a study in prevention of amyloid therapy induced ARIA in 2H 2024
•Initiate BHV-8000 Phase 2/3 study in early Parkinson's disease in 2H 2024
•Initiate BHV-8000 Phase 2/3 study in early Alzheimer's disease in 2H 2024

Extracellular protein degradation platform
•BHV-1300 first-in-human clinical data demonstrating IgG lowering expected late 1Q 2024/early 2Q 2024
•A total of 4 INDs are expected for the degrader program in 2024

Next Generation ADC Platform:
•Initiate Phase 1 trial of BHV-1510 (TROP2 directed ADC) in 2Q 2024
•File IND for BHV-1500 (next generation brentuximab ADC) in 2H 2024

Capital Position:

Cash, cash equivalents and marketable securities as of December 31, 2023 was $385.5 million, which includes $3.7 million of restricted cash.

Fourth Quarter 2023 Financial Highlights:

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $134.8 million for the three months ended December 31, 2023, compared to $137.0 million for the three months ended December 31, 2022. The decrease of $2.2 million was primarily due to decreased non-cash share-based compensation expense during the three months ended December 31, 2023, and $5.2 million of one-time employee costs related to the Pfizer acquisition of Biohaven Pharmaceutical Holding Company Ltd. (the Former Parent) in the fourth quarter of 2022. This was partially offset by increased costs related to advancing additional clinical development program activities, including late Phase 2/3 studies and preclinical research programs, and recognition of one-time expenses of a $10.0 million cash payment and a $21.8 million non-cash issuance of common shares to acquire rights related to our agreement with Highlightll in the three months ended December 31, 2023, as compared to the same period in the prior year. Non-cash share-based compensation expense was $9.1 million for the three months ended December 31, 2023, a decrease of $60.3 million as compared to the same period in 2022. The decrease was primarily due to $61.7 million of expense allocated from the Former Parent recognized in connection with the settlement of outstanding Former Parent stock options and restricted stock units (RSUs) upon the effectiveness of the Former Parent's distribution to holders of all outstanding common shares of Biohaven and the spin-off of Biohaven from the Former Parent (the Separation) in the fourth quarter of 2022.

General and Administrative (G&A) Expenses: General and administrative expenses were $18.9 million for the three months ended December 31, 2023, compared to $76.4 million for the three months ended December 31, 2022. The decrease of $57.5 million was primarily due to decreased non-cash share-based compensation expense during the three months ended December 31, 2023, and $8.2 million of transaction-related expenses and $8.9 million of one-time employee costs related to the Pfizer acquisition of the Former Parent in the fourth quarter of 2022. Non-cash share-based compensation expense was $6.8 million for the three months ended December 31, 2023, a decrease of $39.5 million as compared to the same period in 2022. The decrease was primarily due to $39.7 million of expense allocated from the Former Parent recognized in connection with the settlement of outstanding Former Parent stock options and RSUs upon the effectiveness of the Separation in the fourth quarter of 2022.

Other Income (Expense), Net: Other income (expense), net was a net income of $7.7 million for the three months ended December 31, 2023, compared to a net expense of $1.8 million for the three months ended December 31, 2022. The increase of $9.6 million was primarily due to a $10.0 million impairment loss recognized during the fourth quarter of 2022 on our Artizan Series A-2 Preferred Stock Investment.

Net Loss: Biohaven reported a net loss for the three months ended December 31, 2023, of $144.8 million, or $1.81 per share, compared to $201.1 million, or $3.32 per share, for the same period in 2022. Non-GAAP adjusted net loss for the three months ended December 31, 2023 was $128.9 million, or $1.61 per share, compared to $77.3 million, or $1.27 per share for the same period in 2022. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges and transaction-related costs incurred relating to the Company's spin-off from Biohaven Pharmaceutical Holding Company Ltd. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Full Year 2023 Financial Highlights

Note: As described in our Annual Report on Form 10-K, full year results for the year ended December 31, 2022 include direct and allocated expenses on a carve-out basis of accounting for the period prior to October 3, 2022, when the Company became a standalone public company.

R&D Expenses: R&D expenses, including non-cash share-based compensation, were $373.3 million for the year ended December 31, 2023, compared to $437.1 million for the year ended December 31, 2022. The decrease of $63.8 million was primarily due to a decrease of $91.5 million in personnel related costs primarily due to decreased non-cash share-based compensation expense, and reduced program spend for discontinued programs in 2023 compared to 2022. R&D expenses for the year ended December 31, 2022 also included a one-time $93.7 million expense for our Kv7 Platform acquisition, and a $25.0 million milestone relating to BHV-7000. The decrease was partially offset by increases in direct program spend for additional and advancing clinical trials, including late Phase 2/3 studies and preclinical research programs, and recognition of one-time expenses of a $10.0 million cash payment and a $21.8 million non-cash issuance of common shares to acquire rights related to our agreement with Highlightll, as compared to the same period in the prior year. Non-cash share-based compensation expense was $16.0 million for the year ended December 31, 2023, a decrease of $100.4 million as compared to the same period in 2022. Non-cash share-based compensation expense for the year ended December 31, 2022 included $108.7 million of expense allocated from the Former Parent, including $61.7 million of expense recognized in connection with the settlement of outstanding Former Parent stock options and RSUs upon the effectiveness of the Separation in the fourth quarter of 2022.

G&A Expenses: G&A expenses, including non-cash share-based compensation costs, were $62.8 million for the year ended December 31, 2023, compared to $130.9 million for the year ended December 31, 2022. The decrease of $68.1 million was primarily due to decreased non-cash share-based compensation costs. Non-cash share-based compensation expense was $12.8 million for the year ended December 31, 2023, a decrease of $64.4 million as compared to the same period in 2022. Non-cash share-based compensation expense for the year ended December 31, 2022 included $70.6 million of expense allocated from the Former Parent, including $39.7 million of expense recognized in connection with the settlement of each outstanding Former Parent stock option and RSU upon the effectiveness of the Separation in the fourth quarter of 2022.

Other Income (Expense), Net: Other income (expense), net was a net income of $26.5 million for the year ended December 31, 2023, compared to a net expense of $1.9 million for the three months ended December 31, 2022. The increase of $28.4 million was primarily due to increased net investment income of $14.5 million and increased service revenue from the Transition Service Agreement we entered into with the Former Parent of $5.2 million in 2023, as compared to the same period in the prior year, as well as a $10.0 million impairment loss recognized during the fourth quarter of 2022 on our Artizan Series A-2 Preferred Stock Investment.

Net Loss: The Company reported a net loss attributable to common shareholders for the year ended December 31, 2023 of $408.2 million, or $5.73 per share, compared to $570.3 million, or $12.75 per share for the same period in 2022. Non-GAAP adjusted net loss for the year ended December 31, 2023 was $379.4 million, or $5.33 per share, compared to $362.7 million, or $8.11 per share for the same period in 2022. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges and transaction-related costs incurred relating to the Company's spin-off from Biohaven Pharmaceutical Holding Company Ltd. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, which are adjusted to exclude non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, and transaction-related costs incurred relating to the Company's spin-off from Biohaven Pharmaceutical Holding

Company Ltd., which are limited to a specific period of time and related to Biohaven Ltd. being established as a standalone public company. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance and can assist investors in comparing Biohaven's performance between periods.

In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this news release.

About Biohaven
Biohaven is a biopharmaceutical company focused on the discovery, development, and commercialization of life-changing treatments in key therapeutic areas, including immunology, neuroscience, and oncology. The company is advancing its innovative portfolio of therapeutics, leveraging its proven drug development experience and multiple proprietary drug development platforms. Biohaven's extensive clinical and preclinical programs include Kv7 ion channel modulation for epilepsy and mood disorders; extracellular protein degradation for immunological diseases; TRPM3 antagonism for migraine and neuropathic pain; TYK2/JAK1 inhibition for neuroinflammatory disorders; glutamate modulation for OCD and SCA; myostatin inhibition for neuromuscular and metabolic diseases, including SMA and obesity; and antibody recruiting, bispecific molecules and antibody drug conjugates for cancer.

Forward-looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "continue", "plan", "will", "believe", "may", "expect", "anticipate" and similar expressions, is intended to identify forward-looking statements. Investors are cautioned that any forward-looking statements, including statements regarding the future development, timing and potential marketing approval and commercialization of development candidates, are not guarantees of future performance or results and involve substantial risks and uncertainties. Actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors including: the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials; the timing of planned interactions and filings with the FDA; the timing and outcome of expected regulatory filings; complying with applicable U.S. regulatory requirements; the potential commercialization of Biohaven's product candidates; the potential for Biohaven's product candidates to be first in class therapies; and the effectiveness and safety of Biohaven's product candidates. Additional important factors to be considered in connection with forward-looking statements are described in Biohaven's filings with the Securities and Exchange Commission, including within the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The forward-looking statements are made as of the date of this news release, and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating expenses:
Research and development	$134,813	$137,044	$373,281	$437,072
General and administrative	18,898	76,368	62,770	130,860
Total operating expenses	153,711	213,412	436,051	567,932
Loss from operations	(153,711)	(213,412)	(436,051)	(567,932)
Other income (expense), net	7,743	(1,838)	26,500	(1,909)
Loss before (benefit) provision for income taxes	(145,968)	(215,250)	(409,551)	(569,841)
(Benefit) provision for income taxes	(1,212)	(14,143)	(1,383)	438
Net loss	$(144,756)	$(201,107)	$(408,168)	$(570,279)
Net loss per share — basic and diluted	$(1.81)	$(3.32)	$(5.73)	$(12.75)
Weighted average common shares outstanding— basic and diluted	79,929,910	60,661,359	71,200,527	44,741,316

BIOHAVEN LTD.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share amounts)

	December 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$248,402	$204,877
Marketable securities	133,417	260,464
Prepaid expenses	35,242	20,945
Income tax receivable	13,252	46,139
Restricted cash held on behalf of Former Parent	—	35,212
Other current assets	12,133	19,331
Total current assets	442,446	586,968
Property and equipment, net	17,191	17,512
Intangible assets	18,400	18,400
Goodwill	1,390	1,390
Other non-current assets	33,785	37,513
Total assets	$513,212	$661,783
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$15,577	$10,703
Due to Former Parent	—	35,212
Accrued expenses and other current liabilities	39,846	44,106
Total current liabilities	55,423	90,021
Long-term operating lease liability	27,569	30,581
Other non-current liabilities	2,245	2,410
Total liabilities	85,237	123,012
Shareholders' Equity:
Preferred shares, no par value; 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common shares, no par value; 200,000,000 shares authorized as of December 31, 2023 and 2022; 81,115,723 and 68,190,479 shares issued and outstanding as of December 31, 2023 and 2022, respectively	887,528	615,742
Additional paid-in capital	39,804	13,869
Accumulated deficit	(499,292)	(91,124)
Accumulated other comprehensive (loss) income	(65)	284
Total shareholders' equity	427,975	538,771
Total liabilities and shareholders' equity	$513,212	$661,783

BIOHAVEN LTD.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(144,756)	$(201,107)	$(408,168)	$(570,279)
Add: non-cash share-based compensation expense	15,871	115,629	28,787	193,556
Add: Transaction-related costs	—	8,188	—	14,051
Non-GAAP adjusted net loss	$(128,885)	$(77,290)	$(379,381)	$(362,672)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(1.81)	$(3.32)	$(5.73)	$(12.75)
Add: non-cash share-based compensation expense	0.20	1.91	0.40	4.33
Add: Transaction-related costs	—	0.14	—	0.31
Non-GAAP adjusted net loss per share — basic and diluted	$(1.61)	$(1.27)	$(5.33)	$(8.11)

MoDEs is a trademark of Biohaven Therapeutics Ltd.

Investor Contact:

Jennifer Porcelli
Vice President, Investor Relations
jennifer.porcelli@biohavenpharma.com
+1 (201) 248-0741

Media Contact:

Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
+1 (312) 961-2502